Exhibit 5(ii) under Form N-1A

                                              Exhibit 10 under Item 601/Reg. S-K



                             THE DEUTSCHE PORTFOLIOS



                          INVESTMENT ADVISORY AGREEMENT



      Agreement made as of July 28, 1997 by and among Deutsche Fund Management, Inc., a Delaware corporation (the "Investment Manager"), DWS International Portfolio Management GmbH, a company organized under the laws of the Federal Republic of Germany (hereinafter called the "DWS Adviser"), and Deutsche Morgan Grenfell Investment Management, Inc., a Delaware corporation (hereinafter called the "DMGIM Adviser").



                                W I T N E S S E T H:



      WHEREAS, the Investment Manager has entered into an Investment Management Agreement dated July 28, 1997 (the "Investment Management Agreement") with the Deutsche Portfolios, an open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act") and organized as a trust under the laws of the State of New York (the "Trust") on behalf of its ten non-diversified sub-trusts named herein (each such sub-trust, together with each sub-trust hereafter established by the Trustees of the Trust and made subject to this Agreement in accordance with Section 11 hereof, individually a "Portfolio" and, collectively, the "Portfolios"), pursuant to which the Investment Manager will act as investment manager to the sub-trusts named in the Investment Management Agreement;



      WHEREAS, the Investment Management Agreement contemplates that the Investment Manager may appoint an adviser to perform certain services relating to the management of the investment operations of the sub-trusts of the Trust, and the each of the DWS Adviser and the DMGIM Adviser is willing to render such investment advisory services to the respective Portfolios designated herein; and



      WHEREAS, each of the DWS Adviser and the DMGIM Adviser is registered as an investment adviser under the Investment Advisers Act of 1940.



      NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:



      1. The Investment Manager hereby appoints (a) the DWS Adviser to act as adviser to the Portfolios set forth under its name on Schedule A and (b) the DMGIM Adviser to act as adviser to the Portfolios set forth under its name on Schedule A, in each case for the period and on the terms set forth in this Agreement. Each of the DWS Adviser and the DMGIM Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. In this Agreement, the term "Adviser" shall hereinafter refer to the DWS Adviser, with respect to the Portfolios for which it is appointed to act as adviser under this Section 1, and to the DMGIM Adviser, with respect to the Portfolios for which it is appointed to act as adviser under this Section 1.



      2. Subject to the general supervision of the Trustees of the Trust and the Investment Manager, the Adviser shall manage the investment operations of each Portfolio and the composition of each Portfolio's holdings of securities and other investments, including cash, the purchase, retention and disposition thereof and agreements relating thereto, in accordance with such Portfolio's investment objective and policies as stated in the Registration Statement (as defined in paragraph 3(d) of this Agreement) and subject to the following understandings:



            (a) The Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Declaration of Trust and By-Laws of the Trust and the Registration Statement and with the instructions and directions of the Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;



            (b) The Adviser shall furnish a continuous investment program for each Portfolio and determine from time to time what securities, instruments and other investments including future contracts will be purchased, retained, sold or lent by such Portfolio, and what portion of the assets will be invested or held uninvested as cash;



            (c) The Adviser shall use the same skill and care in the management of each Portfolio's investments as it uses in the administration of other accounts for which it has investment responsibility as agent;



            (d) The Adviser shall determine the securities or other investments to be purchased, sold or lent by the Portfolio and as agent for each Portfolio will effect portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities, including a broker affiliated with the Adviser; in placing orders with brokers and/or dealers the Adviser intends to seek best price and execution for purchases and sales; the Adviser shall also determine whether or not a Portfolio shall enter into repurchase or reverse repurchase agreements;



            On occasions when the Adviser deems the purchase or sale of a security or other investment to be in the best interest of a Portfolio as well as other customers of the Adviser, the Adviser may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased on behalf of such Portfolio and such other customer of the Adviser in order to obtain best execution, including lower brokerage commissions, if applicable. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to a Portfolio;



            (e) The Adviser shall maintain a set of books and records with respect to each Portfolio's securities transactions as required by the Advisers Act and other applicable laws and regulations and shall render to the Trustees of the Trust such periodic and special reports as the Trustees may reasonably request; and



            (f) The services of the Adviser to the Trust under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.



Notwithstanding the foregoing, the Adviser is not authorized, and shall not be deemed to have assumed any duties under this Agreement, to make any business, operational or management decisions on behalf of the Trust or any Portfolio other than with respect to the investment operations and composition of a Portfolio's holdings of securities and other investments as set forth herein.



      3. The Investment Manager has delivered copies of each of the following documents to the Adviser and will promptly notify and deliver to it all future amendments and supplements, if any:



            (a) Declaration of Trust of the Trust (such Declaration of Trust, as presently in effect and as amended from time to time, is herein called the "Declaration of Trust");



            (b) By-laws of the Trust (such By-laws, as presently in effect and as amended from time to time, are herein called the "By-laws");



            (c) Certified resolutions of the Trustees of the Trust authorizing the appointment of the Adviser and approving the form of this Agreement;



            (d) The Trust's Notification of Registration on Form N-8A under the 1940 Act, its Registration Statement on Form N-1A under the 1940 Act (No. 811-8375) and the Registration Statement on Form N-1A of Deutsche Family of Funds, Inc. (No. 333-27709) under the Securities Act of 1933, as amended, and the 1940 Act, as filed with the Securities and Exchange Commission (the "Commission") on May 23, 1997, including all amendments thereto (together with the Registration Statement of the Trust, the "Registration Statement").



      4. The Adviser shall keep the books and records required to be maintained by it pursuant to paragraph 2(e) of this Agreement. The Adviser agrees that all records that it maintains for the Trust are the property of the Trust and it will promptly surrender any of such records to the Trust or to the Investment Manager upon request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by the Adviser with respect to the Portfolios by Rule 31a-2 of the Commission under the 1940 Act.



      5. During the term of this Agreement, the Adviser will pay all expenses, including personnel costs and overhead, incurred by it in connection with its activities under this Agreement, other than the cost of securities and investments purchased or sold for the Portfolios (including taxes and brokerage commissions, if any) and extraordinary expenses.



      6. The Investment Manager shall continue to have responsibility for all services to be provided to the Portfolios pursuant to the Investment Management Agreement and shall oversee and review the Adviser's performance of its duties under this Agreement.


      7. For the services provided and the expenses borne pursuant to this Agreement, the Investment Manager will pay to the Adviser, as full compensation therefor a fee, calculated daily and payable monthly in arrears, at an annual rate equal to the percentage of the average daily net assets of each Portfolio specified in Schedule A hereto.



      8. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Investment Manager, the Trust or any Portfolio in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.



      9. This Agreement shall continue in effect until the date two years after the date of its execution and shall continue in effect from year to year thereafter with respect to each Portfolio if such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated with respect to the Trust in its entirety or with respect to any Portfolio, at any time, without the payment of any penalty,(a) by the Investment Manager or (b) by the Trust, by vote of a majority of all the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust or such Portfolio, as the case may be, in each case on 60 days' written notice to the Adviser, or by the Adviser with respect to its respective Portfolios, at any time, without the payment of any penalty, on 90 days' written notice to the Investment Manager and to the Trust. This Agreement will automatically and immediately terminate in the event of its "assignment" (as defined in the 1940
Act) or upon termination of the Investment Management Agreement.



      10. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trustees of the Trust and the Investment Manager from time to time, have no authority to act for or represent the Trust or any Portfolio in any way or otherwise be deemed an agent of the Trust or any Portfolio.



      11. This Agreement may be amended by the mutual consent of the parties. Any such amendment shall also require the consent of the Trust, which must be approved (a) by vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Trust or, in the case of any such amendment affecting only one or several Portfolios, a majority of the outstanding voting securities of each such Portfolio. In the event that the Trustees of the Trust establish one or more additional sub-trusts with respect to which they retain the Investment Manager to act as investment manager, the Investment Manager and the DWS Adviser or the DMGIM Adviser, as the case may be, may amend Schedule A hereto to add each such sub-trust and specify the fee payable to such Adviser in respect thereof, in which event such sub-trust shall become subject to the provisions of this Agreement and be deemed a "Portfolio" hereunder to the same extent as the existing Portfolios, except to the extent that such provisions may be modified with respect to any additional Portfolio in writing by the Investment Manager and such Adviser at the time of the addition of the Portfolio.



      12. Notices of any kind to be given hereunder shall be in writing and shall be duly given if mailed or delivered as follows: (a) to the Adviser at Grueneburgweg 113-115, Frankfurt am Main 60323, Germany, Attention: President, with a copy to the Investment Manager; (b) to the Investment Manager at 31 West 52nd Street, New York, New York 10019, Attention: President and Managing Director; (c) to the Trust at Cardinal Avenue, George Town, Grand Cayman, Cayman Islands, BWI; or (d) at such other address or to such other individual as any of the foregoing shall designate by notice to the others.



      13. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.



      14. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.



      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the 28th day of July, 1997.



                              DEUTSCHE FUND MANAGEMENT, INC.



                              By:  /s/ Brian Lee

                              President and Managing Director



                     By:  /s/ Linnae Latesso

                     Assistant Treasurer



                     DWS INTERNATIONAL PORTFOLIO MANAGEMENT GmbH



                     By: /s/ illegible signature

                     By:/s/ illegible signature



                     DEUTSCHE MORGAN GRENFELL INVESTMENT MANAGEMENT, INC.



                     By: /s/ G. Richard Stambergen

                     By: /s/ David Banty







Acknowledged and Confirmed.



DEUTSCHE PORTFOLIOS







By:/s/ Brian Lee

Toronto, Canada

10/26/97

SCHEDULE A







                                                Fee (annualized

                                                % of average

Portfolio                                       Daily Net Assets)



DWS ADVISER



      Top 50 World Portfolio...........................0.75%



      Top 50 Europe Portfolio...........................0.75



      Top 50 Asia Portfolio.............................0.75



      Provesta Portfolio................................0.60



      Investa Portfolio.................................0.60



      Japanese Equity Portfolio.........................0.60



      Global Bond Portfolio.............................0.50



      European Bond Portfolio...........................0.50







DMGIM ADVISER



      Top 50 US Portfolio .............................0.60%



      US Money Market Portfolio ......................0.1125